SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 14, 2010
FirstMerit Corporation
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-10161 (Commission File Number)	34-1339938 (IRS Employer Identification No.)

III Cascade Plaza, 7th Floor Akron, OH (Address of principal executive offices)	44308 (Zip Code)
Registrant’s telephone number, including area code: (330) 966-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-23.1
EX-99.2

Explanatory Note
     On May 17, 2010, FirstMerit Corporation (the “Corporation”) filed a Current Report on Form 8-K (the “Original Report”) to report that its wholly owned subsidiary, FirstMerit Bank, N.A. (the “Bank”) had entered into a purchase and assumption agreement on May 14, 2010 (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), as receiver, pursuant to which the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Midwest Bank and Trust Company, an Illinois state-chartered bank headquartered in Elmwood Park, Illinois (“Midwest Bank”).
     This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosures provided in Items 2.01 and 9.01 of the Original Report. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Midwest Bank as described below were based upon information as of May 14, 2010, and may be subject to change.
     In accordance with the guidance provided in Securities and Exchange Commission Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Commission, the Corporation has omitted certain financial information of Midwest Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Corporation engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.
     Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Corporation’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions” Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the consolidated statement of assets acquired and liabilities assumed, dated as of May 14, 2010 for the Agreement, and the accompanying notes thereto, which is attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of July 27, 2010.

     The Midwest Bank acquisition consisted of assets with a fair value of approximately $2.9 billion, including $1.8 billion of loans, $565.3 million of investment securities, $279.4 million of cash and cash equivalents, $230.0 million related to the FDIC’s indemnification of the Bank against certain future losses described below, $7.4 million in core deposit intangibles and $34.4 million of other assets. Liabilities with a fair value of approximately $3.0 billion were assumed, including $2.3 billion of deposits, $377.7 million of Federal Home Loan Bank (“FHLB”) advances, $343.7 million of security repurchase agreements, and $17.6 million of other liabilities.
     Subsequent to May 14, 2010, the Bank paid cash of $227.5 million to the FDIC for the assumption of the net liabilities. In addition, as part of the consideration for the transaction, the Bank delivered to the FDIC a cash settled value appreciation instrument (“VAI”) pursuant to which the FDIC was granted a cash-settled value appreciation right with respect to 2.5 million units, with each unit mirroring one share of the common stock of the Corporation. Under the terms of the VAI, the FDIC had the right to obtain a cash payment equal to the product of: (1) the number of units with respect to which the FDIC exercises the VAI; and (2) difference between the (A) the average per share volume weighted price of our common stock over the two Nasdaq trading days immediately prior to the date on which the VAI is exercised and (B) $22.81. The VAI was exercisable by the FDIC, in whole or in part, on one or more occasions, for the period commencing on May 21, 2010 and expiring at 5:00 p.m. EST on June 14, 2010. The VAI expired, unexercised, on June 14, 2010.
     The Bank recognized $277.7 million of goodwill from the acquisition of certain assets and assumption of certain liabilities of Midwest Bank from the FDIC which reflects the residual difference in the fair value of the net liabilities assumed and the payment to the FDIC for acquiring this net liability. The goodwill is deductible for income tax purposes.
     The Bank also entered into loss sharing agreements with the FDIC that collectively cover one- to four-family and multifamily residential mortgage and construction loans, land development and other mortgage loans, commercial and industrial loans, consumer loans, and other commercial assets (referred to collectively as “covered assets”). Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of losses on covered assets of Midwest Bank. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss sharing agreements. Certain other assets of Midwest Bank were acquired by the Bank that are not covered by loss sharing agreements with the FDIC. These assets include marketable securities purchased at fair market value and other tangible assets.

     The following table summarizes the assets covered by the FDIC loss sharing agreements and the estimated fair values:

	May 14, 2010
	(dollars in millions)
	FDIC
	Covered	Estimated
	Amount	Fair Value
Covered Assets:
Loans	$2,152.6	$1,830.0
Other Real Estate	27.3	26.2

	$2,179.9	$1,856.2

     The loss sharing agreements applicable to single family residential mortgage loans provides for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss sharing agreement applicable to commercial loans and other covered assets provides for FDIC loss sharing for five years and Bank reimbursement to the FDIC for a total of eight years for recoveries.
     The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at an estimated fair value of $230.0 million on the acquisition date.
     The Bank has also agreed to pay to the FDIC, on March 15, 2020 (the “True-Up Measurement Date”), half of the amount, if positive, calculated as: (1) 20% of the intrinsic loss estimate of the FDIC (approximately $152 million); minus (2) the sum of (A) 25% of the asset premium paid in connection with the acquisition (approximately $20 million), plus (B) 25% of the Cumulative Shared-Loss Payments (as defined below) plus (C) the Cumulative Servicing Amount (as defined below). For the purposes of the above calculation, Cumulative Shared-Loss Payments means: (i) the aggregate of all of the payments made or payable to the Bank under the Shared-Loss Agreements; minus (ii) the aggregate of all of the payments made or payable to the FDIC under the Shared-Loss Agreements. Cumulative Servicing Amount means the Period Servicing Amounts (as defined in the loss sharing agreements) for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the Shared-Loss Agreements during which the loss sharing provisions of the applicable Shared-Loss Agreement is in effect.
     As of May 14, 2010, the FDIC true-up liability is estimated to be $8.5 million. The result of the calculation is based on the net present value of expected future cash payments to be made by the Bank to the FDIC at the conclusion of the loss share agreements. The discount rate used was based on current market rates. The expected cash flows were calculated in accordance with the loss share agreements and are based primarily on the expected losses on the covered assets.
     The foregoing summary of the Agreement, as thereby amended, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, and certain other exhibits attached to this Amendment, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
Discussion
     As set forth in Item 2.01 above, on May 14, 2010, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Midwest Bank pursuant to the Agreement. A narrative description of the anticipated effects of the acquisition on the Corporation’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Corporation, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statement, which is attached hereto as Exhibit 99.2.
     The acquisition increased the Corporation’s total assets and total deposits by approximately 19.30% and 19.42%, respectively, as compared with balances at March 31, 2010, and is expected to positively affect the Corporation’s operating results, to the extent the Corporation earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Corporation to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.
     The Corporation estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC Topic 805”) and ASC Topic 820, Fair Value Measurements. However, the amount that the Corporation realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Corporation does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.
Financial Condition
     In the acquisition, the Bank purchased $1.8 billion of loans at fair value, net of a $322.6 million estimated discount to the outstanding principal balance, representing approximately 19.93% of the Corporation’s total loans, net of the allowance for loan losses, at March 31, 2010. The Bank also acquired $279.4 million in cash and cash equivalents, and $565.3 million in securities at fair value.

     The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their book balance at acquisition date, contractual term and average effective yield.
Schedule of Earning Assets Acquired
(dollars in millions)

	May 14, 2010
			Average	Effective
	Book		Months	Interest
	Balance	Fair Value	to Maturity	Rate
Earning Assets
Interest bearing deposits in other banks, the Federal Reserve, and federal funds sold	$257.5	$257.6	0.0	0.20%
Investment securities	566.3	565.3	130.7	1.97%
Loans
Single family residential real estate and HELOCs	307.1	253.7	94.9	6.50%
Commercial real estate	1,168.5	1,034.1	26.1	6.92%
Real estate construction and land	229.5	177.3	6.5	7.67%
Installment and consumer	5.0	4.7	13.6	7.00%
Commercial and industrial	398.4	354.1	12.0	6.47%
Other Loans	44.1	6.1	3.0	0.00%

Total Loans	$2,152.6	$1,830.0

Total earning assets	$2,976.4	$2,652.9

     The following table reflects the scheduled maturities of the acquired loans:
May 14, 2010
(dollars in millions)

	Single Family
	Residential Real		Real Estate
	estate and	Commerical	Construction	Installment	Commercial	Other
	HELOCs	Real Estate	and Land	and Consumer	and Industrial	Loans	Total
Contractual maturities:

One year or less	$26.0	$357.2	$139.9	$3.2	$268.0	$6.1	$800.4
One to five years	121.3	629.3	36.7	1.5	84.6	0.0	873.4
Over five years	106.4	47.6	0.7	0.0	1.5	0.0	156.2

Total	$253.7	$1,034.1	$177.3	$4.7	$354.1	$6.1	$1,830.0

Rate Sensitivity:

Fixed	$61.8	$818.3	$26.6	$3.9	$109.4	$6.1	$1,026.1
Variable	191.9	215.8	150.7	0.8	244.7	0.0	803.9

	$253.7	$1,034.1	$177.3	$4.7	$354.1	$6.1	$1,830.0

     In the acquisition, the Bank assumed $2.3 billion in deposits at estimated fair value. This amount represents an increase of approximately 19.42% to the Corporation’s total deposits of $9.4 billion at March 31, 2010. Demand and savings deposit accounts make up $748.7 million of these assumed deposits. The Bank also assumed $377.7 million in FHLB advances, and $343.7 million in security repurchase agreements at estimated fair value.
     In its assumption of the deposit liabilities, the Bank believed that the customer relationships associated with these deposits have intangible value. The Bank applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Bank determined the estimated fair value of the core deposit intangible asset totaled $7.4 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed 10 years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.
     Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Corporation expects that disallowing this intangible asset will not materially adversely affect the Corporation’s or the Bank’s regulatory capital ratios.
     The core deposit intangible asset is subject to significant estimates by management of the Corporation related to the value and the life of the asset. These estimates could change over time. The Corporation will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Bank will record the impairment as an expense in its consolidated statement of operations.

Operating Results and Cash Flows
     The Corporation’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This acquisition was attractive to the Corporation for a variety of reasons, including the:
•	attractiveness in the pricing of the acquired loan portfolios including the indemnification assets;

•	ability to increase the Corporation’s market share in the Chicago, Illinois region;

•	attractiveness of immediate low cost core deposit funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•	opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as the Corporation expects to enhance income by centralizing some duties and removing duplications of effort.
     Based on these and other factors, including the level of FDIC support related to the acquired loans, and other real estate, the Corporation believes that the acquisition will have an immediate positive impact on its earnings.
     The acquisition increased the Corporation’s total assets and total deposits by 19.30%, or $2.9 billion, and increased total deposits 19.42%, or $2.3 billion, as compared with balances at March 31, 2010. The Corporation believes that the transaction will improve the Bank’s net interest income, as the Bank earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.
     The extent to which the Bank’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC Topic 310-30”), the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Corporation’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.
     ASC Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. As of the date of the Agreement, the preliminary estimate of the contractual principal and interest payments for all acquired impaired loans, and non-impaired loans the Bank elected to account for under ASC Topic 310-30, was $2.4 billion and the estimated fair value of the loans was $1.7 billion, net of an non-accretable yield of $445.3 million and an accretable yield of $242.2 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.
     Additionally, the Bank acquired $138.3 million of loans with revolving privileges which were determined to be outside the scope of ASC Topic 310-30. The loss sharing agreements will likely have a material impact on the cash flows and operating results of the Corporation in both the short-term and the long-term. In the short-term, as stated above, it is likely that the covered assets will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Corporation will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Corporation exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.
     The long-term effects that the Corporation may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Corporation believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Corporation exhausts its collection efforts under its normal practices. In addition, the Corporation recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable into income over the economic life of the loans and will be dependent upon the timing and success of the Corporation’s collection efforts on the covered assets.
Liquidity and Capital Resources
     The transaction significantly enhanced the liquidity position of the Bank. The Bank acquired $279.4 million in cash and cash equivalents, as well as $565.3 million of investment securities, which were subsequently sold. These additions to the Corporation’s balance sheet represent additional support for the Corporation’s liquidity needs.
     Deposits in the amount of $2.3 billion were also assumed. Of this amount, 33.16%, or $748.7 million, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised 66.84%, or $1.5 billion, of total deposits.
     As permitted by the FDIC, the Bank had the option to reprice the acquired deposit portfolios to current market rates within seven days of the acquisition date. In addition, depositors had the option to withdraw funds without penalty. The Bank chose to reprice approximately $359.7 million in deposits comprised of all assumed brokered deposits. Through June 30, 2010, approximately 33% of the repriced deposit accounts had been redeemed without penalty.
     At March 31, 2010, the Bank was considered “well-capitalized” based on a calculation of relevant regulatory ratios. The acquisition decreased the Bank’s capital ratios, however, the Bank remains “well-capitalized” after taking into consideration the results of the acquisition.
     The Bank had the following capital ratios at March 31, 2010 and December 31, 2009.

	March 31, 2010	December 31, 2009
Tier 1 Ratio	9.35%	10.31%
Total Capital Ratio	10.56%	11.51%
Leverage Ratio	7.09%	8.00%

Financial Statements
     Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is the Audited Statement and the accompanying notes thereto.
Report of Independent Registered Public Accounting Firm
Consolidated Statement of Assets Acquired and Liabilities Assumed at May 14, 2010
Notes to Consolidated Statement of Assets Acquired and Liabilities Assumed
     The Corporation has omitted certain financial information of Midwest Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief granted by the Commission in accordance with the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Corporation engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

(d) Exhibits

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Midwest Bank and Trust Company, Bank, Elmwood Park, Illinois, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated as of May 14, 2010 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K field with the Commission by the Corporation on May 17, 2010).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).

99.2	Report of Independent Registered Public Accounting Firm
Consolidated Statement of Assets Acquired and Liabilities Assumed at May 14, 2010
Notes to the Consolidated Statement of Assets Acquired and Liabilities Assumed

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FirstMerit Corporation
Date: July 27, 2010	By:	/s/ Terrence E. Bichsel
Terrence E. Bichsel
Executive Vice President and Chief Financial Officer

Form 8-K	FirstMerit Corporation
Exhibit Index

Exhibit No.	Description
2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Midwest Bank and Trust Company, Bank, Elmwood Park, Illinois, the Federal Deposit Insurance Corporation and FirstMerit Bank, N.A., dated as of May 14, 2010 (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K field with the Commission by the Corporation on May 17, 2010).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).

99.2	Report of Independent Registered Public Accounting Firm
Consolidated Statement of Assets Acquired and Liabilities Assumed at May 14, 2010
Notes to the Consolidated Statement of Assets Acquired and Liabilities Assumed